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Exhibit 99.4

[NitroMed/ABC joint letterhead]

Monday, November 8, 2004
7:45 a.m. CST

FIRST HEART FAILURE STUDY IN AFRICAN AMERICANS
SHOWS 43 PERCENT IMPROVEMENT IN SURVIVAL

—BiDil demonstrates significant improvement in survival rates in African American heart failure patients—

Data Published Today in NEJM and Presented at AHA

        NEW ORLEANS, La. (November 8, 2004)—Results from the African American Heart Failure Trial (A-HeFT) to be presented today at a Late Breaking session during the American Heart Association's Scientific Sessions indicate that African American patients with heart failure experienced a 43 percent improvement in survival after taking BiDil®, the nitric-oxide enhancing, fixed-dose combination of isosorbide dinitrate (I) and hydralazine (H), in addition to standard heart failure therapy (P=0.01), as compared with patients in the study receiving standard heart failure therapy plus a placebo. A 10.2 percent death rate was shown in the placebo group compared to 6.2 percent of patients in the fixed-dose I/H group (P=0.02). Trial results also confirm a 33 percent reduction in first hospitalization for heart failure (P=0.001) and an improvement in the quality of life (P=0.02) for African American heart failure patients taking the fixed dose I/H therapy.

        The A-HeFT trial, co-sponsored by NitroMed, Inc. (NASDAQ: NTMD) and the Association of Black Cardiologists, Inc. (ABC), is the first study conducted in an all African American heart failure population. As reported today in the New England Journal of Medicine, the primary end point for the trial was a composite score made up of weighted values for death from any cause, a first hospitalization for heart failure, and change in the quality of life. NitroMed submitted this clinical data to the FDA on November 1, 2004 and expects to file an amended new drug application for BiDil with the FDA by the end of 2004.

        "African Americans suffer disproportionately from heart failure and until A-HeFT have been underrepresented in heart failure trials," said Malcolm Taylor, M.D., chair of the Association of Black Cardiologists Committee on Heart Failure. "A-HeFT represents a significant step forward in addressing these disparities."

Heart Failure Prevalence in African Americans

        Heart failure, or end-stage cardiovascular disease, affects approximately five million Americans. There is no cure for this disease, and more than 50 percent of patients die within five years of diagnosis. African Americans suffer a disproportionate incidence of cardiovascular disease. With respect to heart failure, they are affected at a rate greater than that of the corresponding non-African American population, and they present with and die from the disease at an earlier age.

About the Study

        The 18-month randomized, double-blind, placebo-controlled study enrolled 1,050 self-identified African American patients with New York Heart Association class III and IV heart failure at 169 clinical research sites with no patients lost to follow-up over the full 18-month period. A-HeFT patients were prescribed the fixed-dose I/H (20 mg/37.5 mg) or placebo (518 fixed-dose I/H and 532 placebo), in addition to current standard heart failure treatments. This is the largest minority population studied in a heart failure clinical trial to date.

        In July 2004, on the unanimous recommendation of the independent A-HeFT Data Safety and Monitoring Board (DSMB) and A-HeFT Steering Committee, NitroMed halted the confirmatory phase III clinical trial of the fixed-dose I/H therapy, BiDil®, due to a significant survival benefit seen with the drug. Adverse events reported in the trial included symptoms of headache and dizziness, which were significantly more frequent in the group given BiDil, and exacerbations of congestive heart failure (both moderate and severe), which were significantly more frequent in the placebo group.

Association of Black Cardiologists, Inc. (ABC) On-board from the Beginning

        "We are proud to co-sponsor the A-HeFT trial, the first clinical heart failure trial in an all African American population, which we hope will help to further the understanding and development of heart failure treatments," states Waine Kong, Ph.D., Chief Executive Officer of the ABC. "For more than thirty years, the Association of Black Cardiologists has been dedicated to eliminating the cardiovascular-related health disparities occurring in minority populations, and we will continue partnerships, like that with NitroMed, to help reduce existing cardiovascular health disparities nationwide."

About the Association of Black Cardiologists, Inc.

        Founded in 1974, the Association of Black Cardiologists, Inc., is a nonprofit organization with an international membership of nearly 600 health care professionals. The ABC is dedicated to eliminating the disparities related to cardiovascular disease in all people of color. Today, the ABC's public and private partnerships continue to increase our impact in communities across the nation. The Association of Black Cardiologists, Inc. is fully accredited by the Accreditation Council for Continuing Medical Education (ACCME).

About NitroMed, Inc.

        NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil, the Company's lead product candidate, is an orally administered nitric oxide-enhancing medicine being developed for the treatment of heart failure in African Americans. Corporate collaborations are also an element of the Company's business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced paclitaxel-coated cardiovascular stents.

Forward Looking Statements

        Any statements in this press release about future expectations, plans and prospects for NitroMed, including without limitation, NitroMed's expectations about the potential benefits of BiDil for African American heart failure patients and the Company's plans to file the amended new drug application for BiDil by the end of 2004, as well as other statements in this press release containing words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to obtaining required regulatory approvals to develop, market and sell BiDil and the Company's other product candidates; the Company's ability to have in place the necessary sales and marketing capabilities and sufficient BiDil finished product to launch BiDil, assuming FDA approval; the Company's ability to successfully complete clinical trials of its product candidates; adverse side effects experienced by patients taking

BiDil; the Company's dependence on corporate collaborators to develop, conduct clinical trials of, manufacture, market and sell products based upon its technologies; the Company's ability to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company's ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its product candidates; and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and other filings that it periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. Subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

# # #

NitroMed Contact: Lawrence E. Bloch, M.D., J.D. Chief Financial Officer and Chief Business Officer Phone: (781) 266-4197	ABC contact: LaTrese Coyt Public Relations Manager Phone: (678) 302-4243
Onsite Contact: Amanda Sellers Spectrum Science Communications Phone: (301) 332-5574

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  Exhibit 99.4